UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 7, 2015

UGI Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	1-11071	23-2668356
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

460 No.Gulph Road, King of Prussia, Pennsylvania		19406
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610 337-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2015, the Board of Directors of UGI Corporation (the "Company") appointed Marie-Dominique Ortiz-Landazabal, age 47, to serve as the Company's Vice President-Accounting and Financial Control and Chief Accounting Officer. Ms. Ortiz-Landazabal will succeed Davinder S. Athwal in this role. Mr. Athwal served as the Company's Vice President-Accounting and Financial Control, Chief Accounting Officer, and Chief Risk Officer since he joined the Company in 2008. Effective December 7, 2015, Mr. Athwal will serve as Vice President-Finance and Chief Financial Officer of UGI International, LLC, an indirect wholly-owned subsidiary of the Company, and will continue to serve as Chief Risk Officer of the Company.

Ms. Ortiz-Landazabal joined the Company in 2012 as General Auditor. Previously, she served as Manager, Accounting Policies and Specialty Accounting at Air Products and Chemicals, Inc. Prior to that, she held positions of increasing responsibility at PricewaterhouseCoopers LLP in the United States and in France.

Ms. Ortiz-Landazabal will continue to participate in the Company's annual bonus plan and long-term compensation plans, the UGI Corporation 2004 Omnibus Equity Compensation Plan Amended and Restated as of December 5, 2006 and the UGI Corporation 2013 Omnibus Incentive Compensation Plan (the "2013 Plan"). The Company's Compensation and Management Development Committee approved the following awards under the 2013 Plan in accordance with the Company's regular equity compensation grant practices, effective January 1, 2016: (i) an award of 22,000 stock options with a ten-year term that will vest in equal thirds over a three-year period beginning on the anniversary of the date of grant, with an option price equal to the fair market value of a share of the Company's common stock on the date of grant; and (ii) an award of 3,250 performance units with dividend equivalents that may be earned at the end of the 2016-2018 measurement period based on the Company's total shareholder return ("TSR") relative to the TSR of the companies in the Russell Midcap Utilities Index, excluding telecommunications companies, for the three-year period ending December 31, 2018.

Ms. Ortiz-Landazabal will participate in the Company's benefit plans, including the Company’s 2009 Supplemental Executive Retirement Plan for New Employees (the "SERP"), the Company’s Senior Executive Employee Severance Plan (the "Severance Plan") and the UGI Corporation 2009 Deferral Plan (the "Deferral Plan"). Additionally, pursuant to a change in control agreement, the Company will provide Ms. Ortiz-Landazabal with cash benefits ("Benefits") if the Company terminates her employment without cause or if she terminates employment for good reason at any time within two years following a change in control of the Company. If the events trigger a payment following a change in control, the Benefits payable to Ms. Ortiz-Landazabal will be as specified under her change in control agreement unless payments under the Severance Plan would be greater, in which case Benefits would be provided under the Severance Plan. Benefits under this arrangement will be equal to two times her base salary plus annual bonus. The impact of a change in control on outstanding performance units, distribution equivalents, and unvested stock options will be as set forth in the applicable plan and/or grant letter. In the event of the termination of Ms. Ortiz-Landazabal’s employment following a change in control, she would also receive benefits under the SERP calculated as if she had continued in employment for two years. Descriptions of the Company’s change in control agreements, SERP, Deferral Plan and Severance Plan are included in the Company’s definitive proxy statement with respect to the Company's 2016 Annual Meeting of Shareholders.

In order to receive benefits under the Severance Plan or her change in control agreement, Ms. Ortiz-Landazabal is required to execute a release that discharges the Company and its subsidiaries from liability for any claims she may have against any of them, other than claims for amounts or benefits due her under any plan, program or contract provided by or entered into with the Company or its subsidiaries. The Severance Plan also requires Ms. Ortiz-Landazabal to ratify any post-employment activities agreement in effect and to cooperate in attending to matters pending at the time of termination of employment.

In addition to the benefits set forth above, Company paid life and disability insurance are generally available to all employees. Ms. Ortiz-Landazabal is also eligible for certain executive perquisites, including participation in the executive health maintenance program.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UGI Corporation

December 11, 2015	By:	/s/ Monica M. Gaudiosi

Name: Monica M. Gaudiosi
Title: Vice President and General Counsel, Secretary